As filed with the Securities and Exchange Commission on May 13, 2026

Registration No. 333-288278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM F-1

ON FORM F-3
REGISTRATION STATEMENT

Under

The Securities Act of 1933

The Generation Essentials Group

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(Stale or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

66 rue Jean-Jacques Rousseau

75001 Paris, France

+33 (0) 1 7673 28003

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Shu Du, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue

Beijing

People’s Republic of China

+86 10 6535-5500

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) wider the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 24, 2025 and July 3, 2025, The Generation Essentials Group, or the Registrant, filed a Registration Statement on Form F-1 (File No. 333-288278) and its amendment No. 1, respectively (such Registration Statement on Form F-1, as amended, is referred to as the “Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission, or the SEC, on July 10, 2025. On November 21, 2025, the Registrant filed post-effective amendment No. 1 to the Registration Statement to include its consolidated financial statements as of June 30, 2025 and for the six months ended June 30, 2025 and to update certain other information contained in the Registration Statement, and the post-effective amendment No. 1 was subsequently declared effective by the SEC on November 28, 2025. The Registrant is filing this post-effective amendment No. 2 to Form F-1 on Form F-3 to convert the Registration Statement (and all amendments thereto) into a registration statement on Form F-3.

No additional securities are being registered by this post-effective amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 13, 2026

PRELIMINARY PROSPECTUS

The Generation Essentials Group

16,220,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,

57,401,944 CLASS A ORDINARY SHARES AND

11,120,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES

This prospectus relates to the issuance by The Generation Essentials Group of up to 16,220,000 of its Class A ordinary shares, par value US$0.0000000264856557377049 per share (“Class A Ordinary Shares”), including (i) 5,100,000 Class A Ordinary Shares issuable upon the exercise of warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued on June 3, 2025 (the “Closing Date”) in exchange for the public warrants of Black Spade Acquisition II Co. (“Black Spade II”) that were issued in the initial public offering of Black Spade II (the “Public Warrants”); and (ii) 11,120,000 Class A Ordinary Shares issuable upon the exercise of warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued to Black Spade Sponsor LLC II the “Sponsor”) on the Closing Date (the “Sponsor Warrants”, and collectively with the Public Warrants, the “Warrants”) in exchange for the private placement warrants purchased by the Sponsor for a total consideration of approximately US$5.6 million in a private placement concurrent with the initial public offering of Black Spade II at a price of US$0.50 per warrant.

This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to (A) 57,401,944 Class A Ordinary Shares, which include (i) 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund (collectively, the “Legacy Shares”), which were originally acquired at a price of approximately (after accounting for the Recapitalization Factor (as defined below)) US$15.70 and US$15.70 per share prior to the Closing Date, respectively; (ii) 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc. (collectively, the “AMTD Shares”), which were originally acquired at a price of approximately (after accounting for the Recapitalization Factor (as defined below)) US$7.98, US$7.50, and US$8.72 per share prior to the Closing Date, respectively; (iii) 3,825,000 Class A Ordinary Shares (the “Sponsor Shares”) issued to the Sponsor, Black Spade II’s directors and officers and certain of the Sponsor’s affiliates and employees on the Closing Date in exchange for the Class B ordinary shares of Black Spade II, which were purchased by them at a price of approximately US$0.0065 per share; and (iv) 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; and (B) 11,120,000 Sponsor Warrants.

These securities are being registered pursuant to the requirements of the Warrant Agreement (as defined below) and to satisfy certain registration rights The Generation Essentials Group has granted to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering.

Subject to the AMTD Lock-up Obligations, AMTD Digital, AMTD IDEA Group, AMTD Group Inc. can sell all Ordinary Shares beneficially owned by them under this prospectus, being 37,756,286 Class A Ordinary Shares (including (i) 33,470,375 Class A Ordinary Shares and (ii) 4,285,911 Class A Ordinary Shares issuable upon the conversion of 4,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc.), and constituting approximately 77.9% of our issued and outstanding Ordinary Shares and represented 91.8% of the aggregate voting power of our total issued and outstanding share capital as of the date of this prospectus (assuming exercise of all outstanding Warrants), so long as the registration statement of which this prospectus forms a part is available for us. These shares were acquired at prices significantly below the current trading price of the Class A Ordinary Shares. The sales of these securities could result in a significant decline in the public trading price of the Class A Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Risks Relating to Our Securities — Future resales of Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of the Class A Ordinary Shares to drop significantly, even if our business is doing well.” The “AMTD Lock-up Obligations” refers the obligations of AMTD Digital, AMTD IDEA Group and AMTD Group Inc. (each, a “Lock-Up Obligor”) not to transfer or sell, during a period of three (3) years from and after the Closing Date, subject to customary exceptions, (i) any Ordinary Shares or other equity securities of The Generation Essentials Group held by such Lock-Up Obligor immediately after the Closing (including the Earnout Shares), excluding any Ordinary Shares acquired in open market transactions after the Closing, (ii) any Ordinary Shares received by such Lock-Up Obligor upon the exercise, conversion or settlement of options or warrants held by such Lock-Up Obligor immediately after Closing (along with such options or warrants themselves), and (iii) any equity securities of The Generation Essentials Group issued or issuable with respect to any securities referenced in clauses (i) through (ii) by way of share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction, pursuant to the TGE Shareholders Support Agreement.

The Selling Securityholders may offer, sell or distribute all or a portion of these securities from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

The Class A Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “TGE” and the Warrants are listed on the New York Stock Exchange American (“NYSE American”) under the trading symbol “TGE WS.” On May 1, 2026, the closing price for the Class A Ordinary Shares on NYSE was US1.09. On May 1, 2026, the closing price for the Warrants on NYSE American was US$0.21.

The securities registered herein are identified in this prospectus as the “Registered Securities.” In connection with the Business Combination, holders of 13,120,874 BSII Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.30 per share, for an aggregate redemption amount of approximately US$135.2 million, representing approximately 85.8% of the total BSII Class A Shares outstanding as of the record date of May 5, 2025 (the “Record Date”). Subject to the AMTD Lock-up Obligations, the Selling Securityholders can sell, under this prospectus, up to (i) 57,401,944 Class A Ordinary Shares constituting approximately 88.7% of the total issued and outstanding Ordinary Shares (assuming exercise of all outstanding Warrants), and (ii) 11,120,000 Warrants, representing approximately 68.6% of our outstanding Warrants, as of the date of this prospectus. Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price at which they acquired the Registered Securities compared to other public investors and may be incentivized to sell the Class A Ordinary Shares or Warrants when others are not. For example, based on the closing price of the Class A Ordinary Shares and Warrants as referenced above, holders of the Sponsor Shares may experience a potential profit of up to US$1.0835 per share on the Sponsor Shares; holders of the AMTD Shares may experience a potential profit if the price of the Class A Ordinary Shares exceeds US$7.50; South Horizon Oceans (Group) Co. Inc. and Radisson Everton Venture Fund may experience a potential profit on their Legacy Shares if the price of the Class A Ordinary Shares exceeds US$15.70 per share and US$15.70 per share, respectively; and the Sponsor may experience a potential profit on the Sponsor Warrants if the price of the Class Ordinary Shares exceeds US$11.50 per share;. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price.

We will not receive any proceeds from any sale of the Registered Securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions, and also from the reporting provisions in the case of principal shareholders, under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

In addition, as of the date of this prospectus, AMTD Group Inc., our Controlling Shareholder, beneficially owns 33,470,375 Class A Ordinary Shares and 4,285,911 Class B Ordinary Shares. These Ordinary Shares represent approximately 91.8% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of NYSE Listed Company Manual and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 13 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using this shelf registration statement, we or any Selling Securityholders may, at any time and from time to time, offer and/or sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by us and the Selling Securityholders and other information you should know before investing. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. Our annual report on Form 20-F for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission on April 29, 2026, or the 2025 Form 20-F, is incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below for information on our company, the risks we face and our financial statements.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor any of the Selling Securityholders has authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor any of the Selling Securityholders takes any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor any of the Selling Securityholders is making an offer to sell the Registered Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Securityholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Registered Securities and the distribution of this prospectus outside the United States.

References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

Unless otherwise stated or unless the context otherwise requires in this document:

●	“Adjustment Factor” means the number resulting from dividing the Per Share TGE Equity Value by $10.00;

●	“Amended Articles” means the fourth amended and restated memorandum and articles of association of The Generation Essentials Group;

●	“AMTD Digital” means AMTD Digital Inc., a Cayman Islands exempted company;

●	“Assignment, Assumption and Amendment Agreement” means the assignment, assumption and amendment agreement, dated June 3, 2025, by and among The Generation Essentials Group, Black Spade II and Continental Stock Transfer & Trust Company;

●	“Black Spade II’s IPO” means Black Spade II’s initial public offering, which was consummated on August 29, 2024;

●	“Black Spade II Public Shareholders” means the holders of BSII Class A Ordinary Shares issued as part of the Units issued in Black Spade II’s IPO;

●	“Black Spade II Shareholder” means the holder of BSII Shares;

●	“BSII” or “Black Spade II” means Black Spade Acquisition II Co, a Cayman Islands exempted company;

●	“BSII Class A Ordinary Shares” or “BSII Public Shares” means the Class A ordinary shares of Black Spade II, par value $0.0001 per share;

●	“BSII Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Black Spade II;

●	“BSII Dissenting Share” means each issued and outstanding BSII Class A Ordinary Share that is held by any person who has validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act;

●	“BSII Ordinary Share” means a BSII Class A Ordinary Share or a BSII Class B Ordinary Share;

●	“BSII Private Warrants” means the warrants sold to the Sponsor in the private placement consummated concurrently with the Black Spade II’s IPO, each entitling its holder to purchase one BSII Public Share at an exercise price of $11.50 per share, subject to adjustment;

●	“BSII Public Warrants” means the redeemable warrants issued in Black Spade II’s IPO, each entitling its holder to purchase one BSII Public Share at an exercise price of $11.50 per share, subject to adjustment;

●	“BSII Shares” means the shares of Black Spade II, including the BSII Ordinary Shares;

●	“BSII Warrant Agreement” means the warrant agreement, dated August 27, 2024, by and between Black Spade II and Continental Stock Transfer & Trust Company;

●	“BSII Warrants” means the BSII Public Warrants and the BSII Private Warrants;

●	“Business Combination” means all transactions contemplated by the Business Combination Agreement, including the Merger;

●	“Business Combination Agreement” means the Business Combination Agreement dated as of January 27, 2025, by and among Black Spade II, The Generation Essentials Group and Merger Sub, as may be amended, supplemented or otherwise modified from time to time, and attached hereto as Annex A;

●	“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

●	“Class A Ordinary Shares” means Class A ordinary shares of The Generation Essentials Group, par value US$0.0000000264856557377049 per share;

●	“Class B Ordinary Shares” means Class B ordinary shares of The Generation Essentials Group, par value US$0.0000000264856557377049 per share;

●	“Closing” means the closing of the Business Combination contemplated by the Business Combination Agreement;

●	“Closing Date” means June 3, 2025, the day on which the Closing occurs;

●	“Controlling Shareholder” means AMTD Group Inc.;

●	“Dissenting Black Spade II Shareholders” means Black Spade II Shareholders who shall have validly exercised and have not effectively withdrawn or lost their dissenter’s rights for their BSII Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissent rights in respect of the Merger pursuant to Section 238 of the Cayman Islands Companies Act;

●	“Earnout Shares” means the Class A Ordinary Shares that may be issued, or caused to be issued, by The Generation Essentials Group to AMTD Digital, AMTD IDEA Group, and AMTD Group Inc., in accordance with their respective pro rata share based on the number of Class A Ordinary Shares held by them inter se, if any of the specified events pursuant to the Business Combination Agreement occur following Closing and prior to the first anniversary of the Closing Date, representing in aggregate 3% of the total number of Class A Ordinary Shares outstanding as of the date such event occurs;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“IFRS” are to International Financial Reporting Standards as issued by the International Accounting Standards Board;

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

●	“Lock-Up Obligor” means each of AMTD Digital, AMTD IDEA Group, and AMTD Group Inc. pursuant to the TGE Shareholders Support Agreement;

●	“Merger” means the merger between Merger Sub and Black Spade II, with Black Spade II surviving as a wholly-owned subsidiary of The Generation Essentials Group in accordance with the Business Combination Agreement;

●	“Merger Effective Time” means the effective time of the Merger;

●	“Merger Sub” means WME Merger Sub Limited, a Cayman Islands exempted company;

●	“Non-Redemption Payment Amount” means the cash payment made by The Generation Essentials Group equal to $1.25 multiplied by the number of BSII Class A Ordinary Shares held by eligible Black Spade II Public Shareholders on the Closing Date immediately before the Merger Effective Time, to provide additional consideration to Black Spade II Public Shareholders;

●	“Ordinary Shares” means, prior to the Re-Designation, the ordinary shares of The Generation Essentials Group, and following the Re-Designation, Class A Ordinary Shares and Class B Ordinary Shares collectively;

●	“Per Share TGE Equity Value” means the number obtained by dividing (a) the equity value of The Generation Essentials Group (being $488,000,000) by (b) the aggregate number of ordinary shares of The Generation Essentials Group issued and outstanding immediately prior to the Recapitalization;

●	“Plan of Merger” means the Plan of Merger, by and among Black Spade II, Merger Sub and The Generation Essentials Group, substantially in the form attached hereto as Annex B;

●	“Preferred Shares” means the non-voting redeemable preferred shares of The Generation Essentials Group;

●	“Public Warrants” means warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued on the Closing Date in exchange for the public warrants of Black Spade II that were issued in the Black Spade II’s IPO;

●	“Recapitalization” means the recapitalization of the share capital of The Generation Essentials Group immediately following the Re-Designation and immediately prior to the Merger Effective Time by way of a share consolidation or subdivision such that (i) each pre-Recapitalization Class A Ordinary Share will be consolidated or divided into a number of Class A Ordinary Shares, (ii) each pre-Capitalization Class B Ordinary Share will be consolidated or divided into a number of Class B Ordinary Shares, and (iii) each pre-Recapitalization Preferred Share will be consolidated or divided into a number of Preferred Shares, in each case, equal to the Adjustment Factor;

●	“Re-Designation” means the re-designation of the share capital of The Generation Essentials Group immediately prior to the Recapitalization as follows: (A) each Ordinary Share (other than non-voting ordinary shares) not held by AMTD Digital shall be re-designated and re-classified into one Class A Ordinary Share, where each Class A Ordinary Share shall entitle its holder to one vote on all matters subject to vote at general meetings of The Generation Essentials Group; (B) each Ordinary Share (other than non-voting ordinary shares) held by AMTD Digital shall be re-designated and re-classified into one Class B Ordinary Share, where each Class B Ordinary Share shall entitle its holder to 20 votes on all matters subject to vote at general meetings of The Generation Essentials Group; and (C) each non-voting redeemable ordinary share in the share capital of The Generation Essentials Group shall be re-designated and re-classified into one non-voting redeemable preferred share in the share capital of The Generation Essentials Group;

v

●	“Registration Rights Agreement” means the registration rights agreement, dated June 3, 2025, by and among certain shareholders of The Generation Essentials Group, the Sponsor and certain affiliates of the Sponsor;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Shares” means, collectively, Ordinary Shares and Preferred Shares;

●	“Sponsor” means Black Spade Sponsor LLC II, a Cayman Islands limited liability company;

●	“Sponsor Shareholders” means the Sponsor, Black Spade II’s directors and officers and certain employees of the Sponsor’s affiliates;

●	“Sponsor Warrants” means warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued to the Sponsor on the Closing Date in exchange for the private placement warrants purchased by the Sponsor for a total consideration of approximately US$5.6 million in a private placement concurrent with the Black Spade II’s IPO at a price of US$0.50 per warrant;

●	“TGE,” “we,” “us,” “our company,” and “our” mean The Generation Essentials Group and its subsidiaries. References to the share capital, securities, shareholders, directors, board of directors, auditors of “TGE” are to the share capital, securities (including shares, options and warrants), shareholders, directors, board of directors, and auditors of The Generation Essentials Group, respectively;

●	“TGE Securities” means, collectively, Ordinary Shares, Preferred Shares and Warrants;

●	“TGE Shareholders Support Agreement” means the shareholder support and lock-up agreement and deed dated as of January 27, 2025 by and among Black Spade II, TGE and all shareholders of TGE;

●	“Transactions” means the Business Combination and other transactions contemplated by the Business Combination Agreement;

●	“Trust Account” means the trust account established for the purpose of holding the net proceeds from Black Spade II’s IPO;

●	“Unit Separation” means the automatic detachment of each Unit outstanding immediately prior to the Merger Effective Time, as a result of which the holder thereof shall be deemed to hold one BSII Class A Ordinary Share and one-third of an BSII Warrant in accordance with the terms of the applicable Unit;

●	“Units” means the units issued in the Black Spade II’s IPO, each consisting of one BSII Class A Ordinary Share and one-third of a BSII Public Warrant;

●	“U.S. Dollars,” “USD,” “US$,” and “$” means United States dollars, the legal currency of the United States;

●	“Warrant Agreement” means the Warrant Agreement dated as of August 27, 2024, between Black Spade II and Continental Stock Transfer & Trust Company as assigned and assumed pursuant to the Assignment, Assumption and Amendment Agreement; and

●	“Warrants” means, collectively, the “Sponsor Warrants” and the “Public Warrants”.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

●	The overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	Our relationships with customers, suppliers, other business partners and stakeholders;

●	Our ability to successfully compete in highly competitive industries and markets;

●	Our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services and grow our ecosystem;

●	Our ability to execute strategies, manage growth and maintain corporate culture as we grow;

●	Our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;

●	Changes in the needs for capital and the availability of financing and capital to fund these needs;

●	The price-competitiveness, quality and breadth of our products and services;

●	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

●	Failure to realize the anticipated benefits of the Business Combination;

●	Man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

●	Exchange rate fluctuations;

●	Changes in interest rates or rates of inflation;

●	Legal, regulatory and other proceedings;

●	Our ability to maintain the listing of our securities on applicable stock exchanges;

●	The results of future financing efforts; and

●	all other risks and uncertainties described in “Item 3. Key Information—D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” in our 2025 Form 20-F.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any applicable prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are a global media and entertainment ecosystem covering high fashion, arts, lifestyle, cultural, entertainment as well as F&B. Inheriting more than one hundred years of history and with a worldwide geographical presence, we offer a holistic media and entertainment experience to millions of people around the world.

●	Media. We are the publisher of prominent print publications and digital content, including L’Officiel, The Art Newspaper and DigFin.

●	Entertainment. We are a producer and investor of movies, with proven ability in identifying and sourcing films with high box office potential.

●	Hospitality and VIP services. We hold premium whole building properties and provide hospitality services worldwide.

●	IP extended business. We operate IP extended business, including in the area of F&B, leveraging the power of our brands and the extensive library of contents and IP we have amassed.

●	Cultural connector and exchange business. We host a multitude of cultural events to inspire conversation with traditions and bridge exchanges and we have been recognized for our cultural ambassadorship.

We also conduct strategic investment business and hold equity investment in two major Chinese regional banks.

Media

We have developed a worldwide reputation for the quality and creativity of our publications. Today, we reach large, diverse audience through our printed publications and digital contents.

We are the publisher of prominent publications L’Officiel and The Art Newspaper and we own DigFin, a digital content platform. L’Officiel and The Art Newspaper publish print editions in a total of 31 countries and territories and digital contents to an even wider scope of readers globally, while our DigFin is a website for information on digital finance, FinTech, and digital assets in Asia.

Our major source of revenue for the media segment was derived from the sale of advertising spaces in our publications. We also generated revenue from the circulation of our publications. The balance of our media revenue is generated by our other operations related to publications and live events.

L’Officiel

L’Officiel was first published under the name L’Officiel de la couture et de la mode de Paris in France in 1921. Since 2022, it has been marketed under and by reference to  the mark. It has been referred to as “the Bible of fashion and of high society.” It is internationally present in 30 countries and territories and engages millions of fashion enthusiasts worldwide. The magazine brings together numerous luxury brands, A-list artists, designers, celebrities and offers extensive contents including high-end to high-street fashion for both women and men, beauty, culture, watches, movies, arts and lifestyles.

As of the date of this prospectus, L’Officiel has accumulated close to 30 million followers on social media worldwide, with more than 15 million website page views and 9.2 million global website users.

A men’s edition called L’Officiel Hommes is also in issue and was first launched in 1977. Other titles published include L’Officiel Art, the art-focused issue, and La Revue des Montres, a luxury watch review, and L’Officiel Movies, the movie-focused issue.

The magazine has close to 56 different international editions, including international editions for France, Italy, the U.S., Chinese mainland and Hong Kong SAR, Singapore, Malaysia, Japan, Korea, Vietnam, Thailand and Philippines that provide coverage over Europe, North America, South America, Africa and Asia. We intend to allocate resources to expand L’Officiel geographically so we continue to have the front-row view of what is happening in the fashion industry around the world. Most recently, we launched L’Officiel Mexico, L’Officiel Canada, L’Officiel Hommes Canada, and L’Officiel Australia, L’Officiel Hommes Hong Kong, and L’Officiel Hommes Asia.

We directly publish digital versions of local editions curated by local editorial teams. These digital versions cover a wider range of audience as compared with the prints. These digital versions offer both free content and premium, subscription-only content. We also provide live reporting at events and real-time and interactive information through multimedia platforms including Instagram, LinkedIn, Facebook, YouTube, Threads and X so that our readers remain at the forefront of their areas of interests.

The Art Newspaper

First published in 1990 and with offices in London and New York, The Art Newspaper positions itself as the international publication of record for the art industry and a prominent art world source with an authoritative roster of global correspondents covering the art market, technology, museums, exhibitions, books, films and social media. The publication operates as the journal of record for the art world by covering international art events as the designated publication for many of the largest and most prominent art events such as Frieze, Art Basel, Art Dubai, Art Week Tokyo, Singapore Art Week, etc.

DigFin

Establishment in 2017, DigFin provides contents and insights on digital finance, FinTech, and digital assets. It offers both timely news and in-depth reviews in digital finance sectors covering banking and payments, asset and wealth management, insurance, capital markets, and environmental, social and governance topics. DigFin also operates a podcast program named DigFin VOX which provides audio stories and interviews in digital finance, FinTech, and digital assets. DigFin offers quality content free of charge and we primarily generate advertising income from DigFin.

DigFin organized the “DigFin Innovation Awards” to recognize best companies and solutions in the world of digital finance. The award has been viewed as one of the most prestigious awards in digital finance and FinTech in Asia.

Forkast Labs

We are a seed investor of Forkast Labs (previously named Forkast.News), which is a global data, media, and web3-infrastructure company.

Forkast Labs meticulously indexes the decentralized web, diligently organizing its abundant multi-chain data to enhance usefulness through creative UI, empowering individuals to seamlessly join the thriving digital economy. The esteemed team of journalists of Forkast Labs imparts data-driven clarity to the ever-evolving realm of web3.

Entertainment

We operate in the movie production sector having produced various Asia-focused blockbuster movies. As of the date of this prospectus, We have partnered with established production companies to present a number of Asia-focused blockbuster movies globally, which in aggregate notched a box office of more than US$761 million. We believe we are well positioned to capture opportunities in the large and fast-growing film industry. Movies we have invested in and produced have accumulated large box office receipts, demonstrating our ability in identifying and sourcing films with high box office potential. We have built our reputation and resources in the media and entertainment industries and partnered with Asian and international film producers, directors and casts. We have and aim to continue to attract promising film projects from established domestic and international industry participants.

We also intend to utilize our film production know-how, intellectual property and growing portfolio of film entertainment to produce and diversify into different entertainment formats, such as television series.

IP Extended Businesses

We debuted the L’OFFICIEL COFFEE shop in Tokyo, Japan, started the operation of our second shop in Macao S.A.R., and recently announced a third shop in New York.

We also opened the first L’OFFICIEL BAR in Omotesando, Tokyo in October 2025. Located on the third floor of the first L’OFFICIEL COFFEE, the bar offers a diverse menu of L’Officiel dining concepts, including cocktails, snacks, and special menus. Our second L’OFFICIEL BAR are launched in Macao S.A.R. in May 2026.

Hospitality and VIP Services

We hold premium whole building properties and provide hospitality services. We focus on and specialize in hospitality and lifestyle concepts and offers a customer-centric VIP members approach for its business portfolio in the key areas comprising stylish hotels and serviced apartments, F&B, and club membership services worldwide, with plans for further global expansion.

iclub AMTD Sheung Wan Hotel

We own a majority interest in the iclub AMTD Sheung Wan Hotel. iclub AMTD Sheung Wan Hotel is a contemporary select-service hotel centrally located amidst Hong Kong’s famed Sheung Wan district, a prime center for business and entertainment. The hotel has 32 stories with 98 guestrooms and suites and is managed by our joint venture partner. It has a total gross floor area of over 5,000 square meters.

Dao by Dorsett AMTD Singapore

We own a majority interest in Dao by Dorsett AMTD Singapore. Located in the heart of Singapore’s Central Business District, Dao by Dorsett AMTD Singapore features high quality serviced apartment units with excellent connectivity. The property has 26 stories with 268 studios (with one and two bedrooms). It has a total gross floor area of over 25,000 square meters.

AMTD IDEA Tribeca Hotel

In March 2026, we acquired a hotel in New York City, Tribeca at a total consideration of US$69 million and renamed it into AMTD IDEA Tribeca Hotel. Located at 39 6th Ave, New York, NY 10013, features 151 spacious rooms and suites, along with a full fitness centre, 5,000 square feet of retail space, and convenient subway access. The property has since been rebranded as AMTD IDEA Tribeca Hotel and is planned to be converted to become the world’s first Art Newspaper House.

Upper View Regalia Hotel in Kuala Lumpur, Malaysia

We entered into a sale and purchase agreement to purchase an 80% stake in the Upper View Regalia Hotel in Kuala Lumpur, Malaysia. The hotel is situated in the heart of Kuala Lumpur’s vibrant commercial and business district, providing convenient pedestrian access to both Sunway Putra Mall and the Putra World Trade Centre. The hotel comprises over 128 rooms and a range of amenities, including a fully equipped gym, a library, and a stunning rooftop Infinity Pool, and an award-winning restaurant. Closing of the acquisition is subject to customary closing conditions and has not occurred as of the date of this prospectus.

The Ritz Carlton Hotel Perth, Australia

We entered into a sale and purchase agreement to purchase a 50% stake in the Ritz Carlton Hotel in Perth Australia. The property is a luxurious 5-star hotel as a whole building situated on the Elizabeth Quay waterfront. The hotel features 205 elegantly appointed guest rooms and suites, each with floor-to-ceiling windows that offer stunning views of the river, skyline, and urban parks. The hotel provides sophisticated amenities, including a rooftop bar and a river-view infinity pool, while its culinary experiences showcase the finest local ingredients from Western Australia. Closing of the acquisition is subject to customary closing conditions and has not occurred as of the date of this prospectus.

Other property

We own two units in a property located in New York, New York. The property is a high-rise luxury building situated in a major metropolitan area, and represents one of our premium asset investments. One of the units is mortgaged to East West Bank in relation to loan facilities in the original principal amount of US$11.2 million.

Investment

We hold equity investments in two major Chinese regional banks, Bank of Qingdao Co., Ltd (Hong Kong Stock Exchange stock code: 3866; Shenzhen Stock Exchange stock code: 002948) and Guangzhou Rural Commercial Bank Co., Ltd (Hong Kong Stock Exchange stock code: 1551). We also hold an investment in AMTD Digital Inc.

Our investment business focuses on long-term equity investments in leading companies in their respective verticals. Our portfolio companies allow us to access unique opportunities and resources to augment and complement our ecosystem, optimize our business operations or generate financial returns.

Strategic Expansion through SPAC Initiative

In July 2025, we announced our intention to implement a business expansion and acquisition strategy targeting sectors with strategic adjacency. This strategy may involve us sponsoring and listing a series of SPACs, each of which would seek to undertake “de-SPAC” business combinations with acquisition targets to be identified in due course. Each such business combination would represent a platform extension, positioning us to accelerate growth in areas beyond our current core competencies, thereby creating synergies and enhancing overall shareholder value in an accretive manner. In furtherance of this strategy, we are acting as the sponsor of TGE Value Creative Solutions Corp, a SPAC which, successfully completed its initial public offering of 15,000,000 units at US$10.00 per unit on the NYSE on December 23, 2025, resulting in gross proceeds of US$150,000,000.

Our Holding Company Structure

The Generation Essentials Group is not an operating company but a holding company incorporated in the Cayman Islands as an exempted company. We conduct our operations through our subsidiaries. The securities registered herein are securities of The Generation Essentials Group, not those of our operating subsidiaries. Therefore, investors in The Generation Essentials Group are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. The holding company structure involves unique risks to investors. As a holding company, The Generation Essentials Group may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of subsidiaries of The Generation Essentials Group to pay dividends or make distributions to The Generation Essentials Group may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt.

The following diagram illustrates our corporate structure, including our principal and other subsidiaries as of the date of this prospectus.

The Generation Essentials Group
(Incorporated in Cayman Islands)
100%
TGE SpiderNet Capital Group LLC
(Incorporated in Cayman Islands)
25%
TGE Value Creative Solutions Corp.
(Incorporated in Cayman Islands)
100%
World Media and Entertainment Group
(Incorporated in Cayman Islands)
96.06%
WME Assets Group
(Incorporated in Cayman Islands)
100%
Wonderful Time with Co Ltd
(Incorporated in Cayman Islands)
100%
WME Direct Investment Limited
(Incorporated in BVI)
100%
L'Officiel Group Inc.
(Incorporated in Cayman Islands)
100%
The Art Newspaper Group Inc.
(Incorporated in Cayman Islands)
100%
WME Property Investment Holdings Limited
(Incorporated in BVI)
51%
Easy Advance Developments Limited
(Incorporated in BVI)
51%
Cosmic Gold Limited
(Incorporated in BVI)
100%
WME Properties Limited
(Incorporated in BVI)
100%
DHI Downtown Pte. Ltd.
(Incorporated in Singapore)
100%
DHI Holding (S) Ptd. Ltd.
(Incorporated in Singapore)
50%
Dense Globe Investments Limited
(Incorporated in BVI)
100%
Fine Cosmos Development Limited
(Incorporated in Hong Kong)
100%
L'Officiel Publishing Group Inc.
(Incorporated in the U.S.)
100%
L'Officiel France Publishing Inc.
(Incorporated in France)
100%
L'Officiel Publishing Italia SRL
(Incorporated in Italy)
100%
The Art Newspaper SA
(Incorporated in Switzerland)
100%
The Art Newspaper Limited
(Incorporated in United Kingdom)

The Business Combination and Related Transactions

On June 4, 2025, The Generation Essentials Group consummated a business combination with Black Spade II, pursuant to the Business Combination Agreement.

On the Closing Date and immediately prior to the Merger Effective Time, the Amended Articles took effect and The Generation Essentials Group re-designated:

●	Each ordinary share of The Generation Essentials Group (other than non-voting ordinary shares) that is not held by AMTD Digital into one Class A Ordinary Share;

●	Each ordinary share of The Generation Essentials Group (other than non-voting ordinary shares) that is held by AMTD Digital into one Class B Ordinary Share; and

●	Each non-voting ordinary share of The Generation Essentials Group into one Preferred Share.

Pursuant to the Business Combination Agreement, immediately after the completion of the re-designation of shares and immediately prior to the Merger Effective Time, The Generation Essentials Group effected a share consolidation or subdivision such that:

●	Each Class A Ordinary Share will be consolidated or divided into a number of Class A Ordinary Shares equal to the Adjustment Factor;

●	Each Class B Ordinary Share will be consolidated or divided into a number of Class B Ordinary Shares equal to the Adjustment Factor; and

●	Each Preferred Share will be consolidated or divided into a number of Preferred Shares equal to the Adjustment Factor,

(such actions, collectively, the “Recapitalization”).

At the Merger Effective Time and as a result of the Merger:

●	Each BSII Class B Ordinary Shares that was issued and outstanding immediately prior to the Merger Effective Time was automatically cancelled in exchange for the right to receive one Class A Ordinary Share;

●	Each BSII Class A Ordinary Share that was issued and outstanding immediately prior to the Merger Effective Time (other than such BSII Class A Ordinary Shares that were treasury shares, validly redeemed shares or BSII Dissenting Shares was cancelled in exchange for the right to receive one Class A Ordinary Share);

●	Each BSII Class A Ordinary Share that was held as a treasury share was cancelled and ceased to exist;

●	Each issued and outstanding BSII Class A Ordinary Share that was validly redeemed was cancelled in exchange for the right to be paid a pro rata share of the aggregate amount payable with respect to the exercise of the redemption rights of Black Spade II Shareholders;

●	Each issued and outstanding BSII Class A Ordinary Share that was held by any person who had validly exercised and not effectively withdrawn or lost their right to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Act was cancelled and carried no right other than the right to receive the payment of the fair value of such BSII Dissenting Share determined in accordance with Section 238 of the Cayman Islands Companies Act; and

●	Each issued and outstanding warrant of Black Spade II exercisable for shares of Black Spade II was exchanged for a Warrant.

On the Closing Date, The Generation Essentials Group issued (i) 6,004,126 Class A Ordinary Shares to then holders of Class A ordinary shares of Black Spade II, including 3,825,000 Class A Ordinary Shares issued to the Sponsor Shareholders; 16,220,000 Warrants to then holders of BSII Public Warrants and BSII Private Warrants; and 23,171,033 Class A Ordinary Shares, 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares to then existing shareholders of The Generation Essentials Group.

On June 5, 2025, Class A Ordinary Shares and Warrants commenced trading on the NYSE and NYSE American under the symbols “TGE” and “TGE WS”, respectively

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in “Item 3. Key Information — D. Risk Factors” in our 2025 Form 20-F, which is incorporated herein by reference.

Risks Relating to Our Business and Industry

●	We face significant competition in all aspects of our business.

●	We face numerous risks and challenges as we continue to operate and expand our businesses and undertake new businesses across a broad spectrum of industries, which makes it difficult to effectively assess our future prospects.

●	Our success depends on our ability to anticipate trends and respond to changing customer preferences for fashion, arts and entertainment content and for lodging, which impact demand for our content, products and services and the profitability of our businesses.

●	Our brands and reputation are our key assets. Negative perceptions or publicity of us or our brands could adversely affect our business, financial condition and results of operations.

●	Our business and financial results may be adversely impacted by economic, market, geopolitical and public health conditions or other events causing significant disruption.

●	We operate and use a L’Officiel AMTD composite brand, and not the historic L’Officiel brand.

●	Our business may suffer if the intellectual property we use in our business is not protected.

●	We may be subject to claims of intellectual property infringement that could adversely affect our business.

●	The media industry is highly competitive, and we may be unable to compete successfully with our current or future competitors.

●	Our ability to grow the size and profitability of our audience base for our print publications and digital media services depends on many factors, both within and beyond our control, and a failure to do so could adversely affect our results of operations and business.

●	Our advertising revenues are affected by numerous factors, including market dynamics, evolving digital advertising trends and the evolution of our strategy.

●	The entertainment industry is highly competitive.

●	The success of our entertainment business segment depends on a limited number of film releases each year and unpredictable factors in the motion picture industry.

●	The production of motion picture is a capital-intensive process, and our capacity to generate cash or obtain financing on favorable terms may be insufficient to meet our anticipated cash requirements.

●	We are subject to the business, financial and operating risks inherent to the hospitality industry, any of which could reduce our revenues and limit opportunities for growth.

●	The hospitality market is highly competitive, and we may be unable to compete successfully.

●	We own a limited number of hotels and significant adverse changes at one hotel could have a material adverse effect on our financial performance.

●	We make strategic investments using our own capital, and may not be able to realize any profits from these investments for a considerable period of time, or may lose some or all of the principal amounts of these investments.

●	Our results of operations and financial condition may be materially affected by fluctuations in the fair value of our equity investments in our investee companies.

●	Our investments are subject to liquidity, concentration, regulatory, credit and other risks.

Risks Relating to Our Securities

●	The Warrants are exercisable for Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. The Warrants may never be in the money, and they may expire worthless.

●	We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

●	If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

●	Future resales of Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of the Class A Ordinary Shares to drop significantly, even if our business is doing well.

●	A market for the Class A Ordinary Shares both on the NYSE and LSE may not develop, which would adversely affect the liquidity and price of the Class A Ordinary Shares. The price of our securities may be volatile, and the value of our securities may decline.

●	The characteristics of the U.S. capital markets and the U.K. capital markets are different

●	There can be no assurance that we will not be a passive foreign investment company for any taxable year, which could subject U.S. Holders to significant adverse U.S. federal income tax consequences.

●	We may have conflicts of interest with our Controlling Shareholder and its affiliates and, because of our Controlling Shareholder’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A Ordinary Shares may consider beneficial.

Corporate Information

The mailing address of our principal executive office is 66 rue Jean-Jacques Rousseau, 75001 Paris, France, and its phone number is +33 (0) 1 7673 2800. Our corporate website address is https://www.thegenerationessentials.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Class A Ordinary Shares and Warrants.

Securities being registered	(i) 57,401,944 Class A Ordinary Shares; (ii) 16,220,000 Class A Ordinary Shares issuable upon the exercise of the Warrants; and (iii) 11,120,000 Warrants.

Issuance of Ordinary Shares upon exercise of Warrants

Shares outstanding prior to exercise of Warrants	29,175,159 Class A Ordinary Shares and 19,285,911 Class B Ordinary Shares and 6,343,056 Preferred Shares.

Shares issuable upon exercise of all Warrants	16,220,000 Class A Ordinary Shares.

Use of proceeds	We will receive up to an aggregate of approximately US$186,530,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is US$11.50 per share, subject to adjustment as described herein, and the closing price of the Class A Ordinary Shares on NYSE on May 1, 2026 was US$1.09 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. See the section titled “Use of Proceeds.”

Resale of Ordinary Shares and Warrants

Ordinary Shares offered by the Selling Securityholders	Up to 57,401,944 Class A Ordinary Shares, which includes:

● 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund, which were originally acquired prior to the Closing Date;

● 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc., which were originally acquired prior to the Closing Date;

● 3,825,000 Sponsor Shares issued to the Sponsor on the Closing Date in exchange for the Class B ordinary shares of Black Spade II; and

● 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants which warrants subsequently distributed to certain members of the Sponsor.

Warrants offered by the Selling Securityholders	Up to 11,120,000 Sponsor Warrants.

Offering price	The Registered Securities offered by this prospectus may be offered, sold or distributed from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities to be offered by the Selling Securityholders.

Dividend Policy

The Generation Essentials Group and our subsidiaries have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for the Class A Ordinary Shares and Warrants	The Class A Ordinary Shares are listed on the NYSE under the trading symbol “TGE” and the Warrants are listed on the NYSE American under the trading symbol “TGE WS.”.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described under “Item 3. Key Information—D. Risk Factors” in our 2025 Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference or included in this prospectus or any accompanying prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2025 on a historical basis.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto in our 2025 Form 20-F, which is incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of December 31, 2025
US$ in thousands
Cash and cash equivalents	17,660
Investments held in Trust Account	150,110

Equity:
Ordinary shares	*
Reserves	782,852
Equity attributable to owners of the Company	782,852
Non-controlling shareholders	110,237
Total equity (A)	839,089
Long-term debts
Long-term bank borrowings	208,910
Long-term lease liabilities	27
Long-term amount due to ultimate holding company	132,541
Total long-term debts (B)	341,478
Redeemable shares classified as financial liabilities (C)	139,322
Total capitalization (A+B+C)	1,319,889

*	Less than US$1,000

USE OF PROCEEDS

We will receive proceeds of up to an aggregate of approximately US$186,530,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY

The Generation Essentials Group and our subsidiaries have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

As a holding company, The Generation Essentials Group may rely on dividends from our subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to The Generation Essentials Group may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. Under Cayman Islands Law, while there are no exchange control regulations or currency restrictions, The Generation Essentials Group is also subject to certain restrictions under Cayman Islands law on dividend distribution to its shareholders, namely that it may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in The Generation Essentials Group being unable to pay its debts as they fall due in the ordinary course of business.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to (A) 57,401,944 Class A Ordinary Shares, which include (i) 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund, which were originally acquired prior to the Closing Date; (ii) 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc., which were originally acquired prior to the Closing Date; (iii) 3,825,000 Sponsor Shares issued to the Sponsor Shareholders on the Closing Date in exchange for the Class B ordinary shares of Black Spade II; and (iv) 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants which warrants subsequently distributed to certain members of the Sponsor, and (B) 11,120,000 Sponsor Warrants. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares or Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. However, we cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such Ordinary Shares or Warrants. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their Ordinary Shares or Warrants since the date on which the information in the following table is presented, including in transactions exempt from or not subject to the registration requirements of the Securities Act.

The table below sets forth the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders immediately prior to the offering, the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders after the Registered Securities are sold. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based upon information provided by the Selling Securityholders. Certain selling securityholders may also beneficially own securities indirectly through their beneficial ownership of securities held directly by other selling securityholders included in the table below. In the table set forth below, such beneficial ownership is only included for the direct owner of such securities to avoid double counting, but is reflected in the footnotes for the other applicable beneficial owners of such securities.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities Owned Before the Offering		Securities to be Sold		Securities Owned After the Offering
Name of Selling Securityholders	Ordinary Shares	Warrants	Ordinary Shares	Warrants	Ordinary Shares	Warrants
Black Spade Sponsor LLC II(1)	3,266,217	11,120,000	3,266,217	11,120,000	—	—
Po Yi Patsy Chan(2)	17,739	—	17,739	—	—	—
Russell William Galbut(3)	17,739	—	17,739	—	—	—
Sek Yan Ho(4)	21,287	—	21,287	—	—	—
Wing Hong Sammy Hsieh(5)	17,739	—	17,739	—	—	—
Chung Yik Lee(6)	21,287	—	21,287	—	—	—
Luxi Li(7)	21,287	—	21,287	—	—	—
Robert Steven Moore(8)	17,739	—	17,739	—	—	—
Shing Joe Kester Ng(9)	88,696	—	88,696	—	—	—
Chi Wai Dennis Tam(10)	177,391	—	177,391	—	—	—
Richard Kirby Taylor(11)	88,696	—	88,696	—	—	—
Yuen Wai Samuel Tsang(12)	44,348	—	44,348	—	—	—
Chiu Yi Zoe Tse(13)	24,835	—	24,835	—	—	—
South Horizon Oceans (Group) Co. Inc.(14)	3,235,714	—	3,235,714	—	—	—
Radisson Everton Venture Fund(15)	1,464,944	—	1,464,944	—	—	—
AMTD Group Inc.(16)	45,307	—	45,307	—	—	—
AMTD IDEA Group(17)	18,425,068	—	18,425,068	—	—	—
AMTD Digital Inc.(18)	19,285,911	—	19,285,911	—	—	—
Total	46,281,944	11,120,000	46,281,944	11,120,000	—	—

Notes:

(1)	Includes 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Warrants. Black Spade Sponsor LLC II, Black Spade II’s sponsor, is the record holder of the shares reported herein. The Sponsor is managed by three managers, each of whom has one vote, and the approval of two of the three managers is required to approve an action of the Sponsor. No individual manager exercises voting or dispositive control over any of the securities held by the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the Sponsor. Based upon the foregoing analysis, no individual manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them are deemed to have or share beneficial ownership of such shares. The registered office address of Black Spade Sponsor LLC II is Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands.

(2)	The address of Po Yi Patsy Chan is Flat A, 27/F, Tower 2, Larvotto, 8 Ap Lei Chau Praya Road, Ap Lei Chau, Hong Kong.

(3)	The address of Russell William Galbut is 800 1st Street Unit 1, Miami Beach, FL 33139.

(4)	The address of Sek Yan Ho is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(5)	The address of Wing Hong Sammy Hsieh is Room 23, Floor 16, Block A, Fontana Garden, Ka Ning Path, Hong Kong.

(6)	The address of Chung Yik Lee is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(7)	The address of Luxi Li is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(8)	The address of Robert Steven Moore is 6250 Hollywood Boulevard, Unit 11I, Los Angeles, CA 90028.

(9)	The address of Shing Joe Kester Ng is Unit A, 4/F, 5-7 Magazine Gap Road, The Peak, Hong Kong.

(10)	The address of Chi Wai Dennis Tam is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(11)	The address of Richard Kirby Taylor is 1/F, 20 Stanley Mound Road, Stanley, Hong Kong.

(12)	The address of Yuen Wai Samuel Tsang is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(13)	The address of Chiu Yi Zoe Tse is Suite 2902, 29/F, The Centrium, 60 Wyndham Road, Central, Hong Kong.

(14)	The address of South Horizon Oceans (Group) Co. Inc. is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(15)	The address of Radisson Everton Venture Fund is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(16)	The address of AMTD Group Inc. is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(17)	The address of AMTD IDEA Group is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(18)	The address of AMTD Digital Inc.is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 16,220,000 Class A Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the resale by the Selling Securityholders of up to (A) 57,401,944 Class A Ordinary Shares, which include (i) 3,235,714 Class A Ordinary Shares beneficially owned by South Horizon Oceans (Group) Co. Inc. and 1,464,944 Class A Ordinary Shares beneficially owned by Radisson Everton Venture Fund, which were originally acquired prior to the Closing Date; (ii) 18,425,068 Class A Ordinary Shares beneficially owned by AMTD IDEA Group, 45,307 Class A Ordinary Shares beneficially owned by AMTD Group Inc. and 19,285,911 Class A Ordinary Shares issuable upon the conversion of 19,285,911 Class B Ordinary Shares beneficially owned by AMTD Digital Inc., which were originally acquired prior to the Closing Date; (iii) 3,825,000 Sponsor Shares issued to the Sponsor Shareholders on the Closing Date in exchange for the Class B ordinary shares of Black Spade II; and (iv) 11,120,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants which warrants subsequently distributed to certain members of the Sponsor, and (B) 11,120,000 Sponsor Warrants. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders.

The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus.

We will receive proceeds of up to an aggregate of approximately US$186,530,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Class A Ordinary Shares or Warrants. The Class A Ordinary Shares are listed on the NYSE under the trading symbol “TGE” and the Warrants are listed on the NYSE American under the trading symbol “TGE WS.”

The Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with applicable stock exchange rules;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

●	delayed delivery arrangements;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NYSE, NYSE American or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Class A Ordinary Shares or Warrants or such other agreement(s), the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

If any of the Selling Securityholders use an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan, pledge or grant security interest in some or all of the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act with respect to their Registered Securities and these Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or these Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

TAXATION

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands or if the transfer documents are executed in or brought into the Cayman Islands.

U.S. Federal Income Tax Considerations

General

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of Class A Ordinary Shares and Warrants (collectively, the “Securities”). This summary addresses only U.S. Holders that hold Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment) and assumes that any distributions made (or deemed made) by us on the Securities and any consideration received (or deemed received) by us on the sale or other taxable disposition of Securities will be in U.S. dollars. This discussion is based on the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect, which could alter the considerations described herein. Moreover, there can be no assurance that the Internal Revenue Service (the “IRS”) will not take, or that a court will not sustain, a position contrary to those described below.

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holder subject to special U.S. federal income tax rules such as:

●	banks and other financial institutions;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 10% or more of our Class A ordinary shares, by (vote or value);

●	persons that acquired Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with the performance of services;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Securities being taken into account in an applicable financial statement;

●	persons that hold the Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	persons whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the U.S. federal estate tax, gift tax, or any minimum tax considerations, the Medicare tax on net investment income, or any aspects of U.S. state or local or non-U.S. taxation.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the Securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds the Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the Securities and persons that are treated as partners of such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Securities in light of their particular circumstances.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SECURITIES. HOLDERS OF SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner  (as determined for U.S. federal income tax purposes)  of the Securities that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

●	an estate whose income is subject to U.S. federal income tax regardless of its source, or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on Class A Ordinary Shares

As stated under “Dividend Policy”, we do not intend to pay any dividends or pay distributions in the near future. If we do make a distribution of cash or other property to a U.S. Holder of the Class A Ordinary Shares, however, subject to the PFIC rules discussed below, such distributions will generally be treated as dividends for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. Because we does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, it is expected that any distribution paid by us will generally be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at the lower long-term capital gains rates applicable to “qualified dividend income” but only if our Class A Ordinary Shares are readily tradable on an established securities market in the United States, provided that we are not a PFIC (or treated as a PFIC with respect to a particular U.S. Holder) in the taxable year in which the dividend was paid or the preceding taxable year and certain holding period and other requirements are met. Our Class A Ordinary Shares are listed on the NYSE, and therefore are considered to be readily tradeable on an established securities market in the United States, although there can be no assurance that the Class A Ordinary Shares will continue to be so listed. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Class A Ordinary Shares

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. Any such adjustment that has the effect of preventing dilution is generally not taxable to U.S. Holders of Warrants. However, the U.S. Holders of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A Ordinary Shares that is taxable to the U.S. Holders of such Class A Ordinary Shares as a distribution as described above under “— Taxation of Dividends and Other Distributions on Class A Ordinary Shares.” Such a constructive distribution to U.S. Holders of Warrants would be subject to tax as described above in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of the increase in the Warrant holders’ proportionate interest. A U.S. Holder’s adjusted tax basis in a Warrant would generally be increased to the extent any such constructive distribution is treated as a dividend.

Taxation on the Disposition of the Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such securities.

Any such capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Securities exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. The deductibility of capital losses is subject to various limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below and except as discussed below regarding a cashless exercise, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Warrant. A Class A Ordinary Share acquired pursuant to the exercise of n Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the Warrant, increased by the amount paid to exercise the Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the holding period in the Warrants is more than one year. The deductibility of capital losses is subject to limitations.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under current U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the Warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares received on exercise would be treated as commencing on the date of exercise of the Warrants or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Share received will include the holding period of the Warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a portion of the Warrants to be exercised with an aggregate fair market value equal to the exercise price for the remaining portion of the total number of warrants to be exercised. In this case, the U.S. Holders would recognize gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the portion of the Warrants deemed to be exercised (i.e., the U.S. Holder’s purchase price for such Warrants (or the portion of such U.S. Holder’s purchase price for units that is allocated to such Warrants)) and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants. We expect a cashless exercise of Warrants to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Subject to the PFIC rules described below, if we redeem Warrants for cash pursuant to the redemption provisions of the Warrants or purchase Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such Warrants by the U.S. Holder, taxed as described above under “— Taxation on the Disposition of the Securities.”

PFIC Considerations

Definition of a PFIC

Based on the current and anticipated value of the assets and the composition of the income and assets, including goodwill and other unbooked intangibles, of TGE and its subsidiaries, TGE does not currently expect to be a PFIC for the current taxable year ending December 31, 2025 or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year on the basis of the composition of the income and assets, which may fluctuate, of TGE and its subsidiaries, and, thus, is subject to change. Accordingly, there can be no assurance that TGE or any of its subsidiaries will not be a PFIC for any taxable year. Furthermore, fluctuations in the market price of the Class A Ordinary Shares may cause TGE to become a PFIC because the value of its assets, including goodwill and other unbooked intangibles, for purposes of the asset test may be determined by reference to the market price of the Class A Ordinary Shares, which may be volatile. Additionally, under circumstances where TGE’s income from activities that produce passive income significantly increases relative to income from activities that produce non-passive income, or where TGE determines not to deploy significant amounts of cash for active purposes, TGE’s risk of becoming a PFIC may substantially increase.

Application of PFIC Rules

If TGE is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder’s Class A Ordinary Shares, respectively, then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to such Shares unless the U.S. Holder makes a “mark-to-market” election as described below.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). U.S. Holders should consult their tax advisors regarding the possible application of the Proposed PFIC Option Regulations to the Warrants. The following discussion assumes that the Proposed PFIC Option Regulations will apply to the Warrants.

The Default PFIC Regime applies with respect to:

●	Any gain recognized by the U.S. Holder on the sale or other disposition of such Securities; and

●	any “excess distribution” made to the U.S. Holder with respect to such Securities (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of such Securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such Securities).

●	Under the Default PFIC Regime:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such Securities;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of TGE’s first taxable year as a PFIC in which the U.S. Holder held such Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes (or has made) a valid mark-to-market election with respect to Shares for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect of such shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that TGE is treated as a PFIC the excess, if any, of the fair market value of such shares at the end of its taxable year over the adjusted basis in such shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of such shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in such shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such shares in a taxable year in which TGE is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year. Currently, a mark-to-market election may not be made with respect to any Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election under their particular circumstances.If TGE is a PFIC and, at any time, has an equity interest in any foreign entity that is classified as a PFIC, U.S. Holders of the Securities would generally be deemed to own a proportionate amount (by value) of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TGE receives a distribution from, or disposes of all or part of TGE’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

We do not intend to provide information necessary for U.S. Holders to make a “qualified electing fund” election under Section 1295 of the Code which, if available, would result in tax treatment different from (and generally less adverse than) the Default PFIC regime described above.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and the elections described above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

THE RULES DEALING WITH PFICS ARE COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our securities includes a summary of specified provisions of the Amended Articles. This description is qualified by reference to the Amended Articles. All capitalized terms used in this section are as defined in the Amended Articles, unless elsewhere defined herein.

The Generation Essentials Group is a Cayman Islands exempted company with limited liability and its affairs are governed by the Amended Articles, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

The authorized share capital of The Generation Essentials Group consists of 1,887,814,313,346.23 shares of a par value of US$0.0000000264856557377049 each, consisting of 1,791,048,851,868.47 Class A Ordinary Shares, 72,816,437,663.4429 Class B Ordinary Shares, and 23,949,023,814.3133 non-voting redeemable preferred shares (the “Preferred Shares”). All Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The following are summaries of material provisions of the Amended Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the Shares.

Ordinary Shares

General

Holders of Class A Ordinary Shares and Class B Ordinary Shares will generally have the same rights except for voting and conversion rights. The Generation Essentials Group maintains a register of its shareholders and a shareholder will be entitled upon request to a share certificate.

Dividends

The holders of Ordinary Shares will be entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as shareholders of The Generation Essentials Group may declare by ordinary resolution. Class A Ordinary and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie.

Holders of Preferred Shares shall not be entitled to any dividends for a period of twelve (12) months after June 3, 2025, being the date of effectiveness of the Amended Articles.

Voting Rights

In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 20 votes. Voting at any meeting of shareholders will be decided by way of a poll and not by way of a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs and the result of a poll shall be deemed to be the resolution of the meeting.

Class A Ordinary Shares and Class B Ordinary Shares will vote together on all matters as a single class except as otherwise required by law. An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, while a special resolution will require not less than two-thirds of votes cast, in each case by such shareholders entitled to vote and present in person or by proxy or (in the case of corporations) by their duly authorized representatives. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote. A special resolution will be required for important matters such as a change of name or making changes to the memorandum and articles of association of The Generation Essentials Group.

Holders of Preferred Shares shall only on any transaction that may result in a Change of Control (as defined in the Amended Articles), be entitled to cast one (1) vote per Preferred Share and shall vote at a separate general meeting of the holders of the Preferred Shares. Save for the above and except as provided in the Amended Articles, each Preferred Share shall not be entitled to vote on any other matters subject to a vote at general meetings of TGE.

Optional and Mandatory Conversion

Each Class B Ordinary Share will be convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances.

Upon any transfer of Class B Ordinary Shares by a holder thereof to any person other than Dr. Calvin Choi or any other person designated by Dr. Calvin Choi, each such Class B Ordinary Share will automatically and immediately convert into one Class A Ordinary Share.

Holders of Preferred Shares are not entitled to any conversion rights under the Amended Articles.

Transfer of Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended Articles and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Class A Ordinary Shares, Class B Ordinary Shares or Preferred Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors.

Class B Ordinary Shares may be transferred only to Dr. Calvin Choi and any other person designated by Dr. Calvin Choi and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Optional and Mandatory Conversion.”

The board of directors may decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with The Generation Essentials Group accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors of The Generation Essentials Group may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class or series of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

●	a fee of such maximum sum as the applicable stock exchange may determine to be payable, or such lesser sum as the board of directors of The Generation Essentials Group may from time to time require, is paid to The Generation Essentials Group in respect thereof.

If the board of directors refuses to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

The Class A Ordinary Shares and Class B Ordinary Shares will rank equally upon occurrence of any liquidation or winding up of The Generation Essentials Group, in the event of which assets of The Generation Essentials Group will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Holders of Preferred Shares shall, in the event of a liquidation, winding-up or dissolution of The Generation Essentials Group, be entitled, prior and in preference to holders of the Class A Ordinary Shares and Class B Ordinary Shares, to the distribution of the assets of The Generation Essentials Group available for distribution in the amount of the Preferred Shares Liquidation Preference (as defined in the Amended Articles) (ratably based on the Preferred Shares held by each holder thereof), and the assets (if any) available for distribution after the full distribution of the Preferred Shares Liquidation Preference shall be distributed ratably among holders of the Class A Ordinary Shares and Class B Ordinary Shares.

Calls on Shares and Forfeiture of Shares

The board of directors of The Generation Essentials Group may from time to time make calls upon shareholders for any amounts unpaid on their shares in The Generation Essentials Group. The shares in The Generation Essentials Group that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption Shares

Subject to the provisions of the Cayman Islands Companies Act, The Generation Essentials Group may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or The Generation Essentials Group. The redemption of such shares will be effected in such manner and upon such other terms as The Generation Essentials Group may, by either the board of directors or by the shareholders by ordinary resolution, determine before the issue of the shares.

Variations of Rights of Shares

If at any time the share capital of The Generation Essentials Group is divided into different classes of shares, all or any of the rights attached to any class (subject to any rights or restrictions for the time being attached to any class or series,) may only be materially and adversely varied with the consent in writing of the holders of all of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class or series where at least one-third (1/3) in nominal or par value amount of the issued shares of that class are present (provided that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).

General Meetings of Shareholders

The Generation Essentials Group may (but shall not be obliged to) in each calendar year hold an annual general meeting. The annual general meeting shall be held at such time and place as the board of directors may determine. At least seven calendar days’ notice shall be given for any general meeting. The chairperson of the board of directors or the board of directors of The Generation Essentials Group may call extraordinary general meetings. The board of directors must convene an extraordinary general meeting upon the requisition of shareholders holding at least one third of the votes that may be cast at such meeting. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of Class B Ordinary Shares shall be required in any event.

Inspection of Books and Records

The board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of The Generation Essentials Group will be open to the inspection by shareholders, and no shareholder will otherwise have any general right of inspecting any account or book or document of The Generation Essentials Group except as required by law or the Amended Articles or authorized by the board of directors.

Changes in Capital

The Generation Essentials Group  may from time to time by ordinary resolution:

●	increase its share capital by new shares of such amount as it thinks expedient;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

The Generation Essentials Group may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by the Cayman Islands Companies Act.

Pre-emption rights

The holders of the Class A Ordinary Shares are not entitled to any pre-emption rights under the Cayman Islands Companies Act or the Articles. Pursuant to the Articles, all unissued shares in the Company for the time being shall be under the control of the Directors who may, in their absolute discretion and without the approval of the shareholders, allot, issue and grant rights or options over the same. The Directors may create and issue from time to time series of preferred shares in their absolute discretion and without approval of the shareholders.

Registration Rights

Certain of our shareholders are entitled to certain registration rights, pursuant to which we have agreed to provide customary demand registration rights and “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

Warrants

As a result of the Business Combination, each BSII Warrant outstanding immediately prior thereto was assumed by The Generation Essentials Group and converted into a Warrant. Each Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to the BSII Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). A summary description of the Warrants is set forth below.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 4, 2025, being 30 days after the consummation of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued upon separation of Units and only whole Warrants will trade. The Warrants will expire five years consummation of the Business Combination, at 5:00 p.m., New York City time on June 4, 2030, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants, such as the registration statement to which this prospectus forms a part, is then effective and a prospectus relating thereto is current, subject to we satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have filed the registration statement within the timeframe set forth in the Warrant Agreement and have agreed to use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If the registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective within 60 business days after the closing of the Business Combination, holders of Warrants may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” less the exercise price of the Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume-weighted average price of the Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Redemption of Warrants. After the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the private placement Warrants):

●	in whole and not in part;

●	at a price of US$0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

●	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds US$18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem Warrants even if the holders are otherwise unable to exercise their Warrants

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described below under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of the Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case.

Anti-dilution Adjustments If the number of outstanding Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A Ordinary Shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, subdivision or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of the Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division, or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Class A Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.

The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision, (ii) removing or reducing our ability to redeem the Public Warrants and, if applicable, a corresponding amendment to our ability to redeem the Sponsor Warrants, or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants under the Warrant Agreement in any material respect; (b) the terms of the Warrants may be amended with the vote or written consent of at least 50% of the then outstanding Public Warrants and Sponsor Warrants, voting together as a single class, to allow for the Warrants to be, or continue to be, as applicable, classified as equity in our financial statements; and (c) all other modifications or amendments to the Warrant Agreement with respect to (i) the Public Warrants require the vote or written consent of holders of at least 50% of the then outstanding Public Warrants, and (ii) the Sponsor Warrants require the vote or written consent of holders of at least 50% of the then outstanding Sponsor Warrants.

Warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the Warrant holder.

Subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Sponsor Warrants

The Sponsor Warrants (including the Class A Ordinary Shares issuable upon exercise of the Sponsor Warrants) are not transferable, assignable or saleable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to certain officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor, its members or their respective permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Sponsor Warrants on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Except as described below, the Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants. The Sponsor Warrants will not be redeemable by us and may be exercisable on a cashless basis.

If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Sponsor Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Sponsor Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Sponsor Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the volume-weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the 10th trading day prior to the date on which the notice of Sponsor Warrants exercise is sent to the warrant agent.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	US$	66,953
Legal fees and expenses	US$	*
Accountants’ fees and expenses	US$	*
Printing expenses	US$	*
Miscellaneous costs	US$	*
Total	US$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Conyers Dill & Pearman Pte. Ltd.  has advised us on certain legal matters as to Cayman Islands law including the issuance of the ordinary shares offered by this prospectus, Skadden, Arps, Slate, Meagher & Flom LLP has advised us on the validity of Warrants under New York law.

EXPERTS

The consolidated financial statements of The Generation Essentials Group as of and for the years ended December 31, 2023, 2024 and 2025, have been incorporated by reference in this prospectus from The Generation Essentials Group’s Annual Report on Form 20-F for the year ended December 31, 2025 have been audited by Assentsure PAC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

The Generation Essentials Group is incorporated under the laws of the Cayman Islands. Service of process upon The Generation Essentials Group and upon its directors and officers named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have also been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment on Form F-3, including exhibits, to our registration statement on Form F-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

Our SEC filings are available over the Internet at the SEC’s website at https://www.sec.gov. Our website address is https: www.thegenerationessentials.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 29, 2026 (File No. 001-42686);

●	the description of our Class A Ordinary Shares and Warrants contained in our registration statement on Form 8-A filed with the SEC on June 4, 2025, and any amendment or report filed for the purpose of updating such description;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

The Generation Essentials Group

66 rue Jean-Jacques Rousseau

75001 Paris, France

+33 (0) 1 7673 2800

ir@tge.media

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Articles provide that that we shall indemnify our directors, secretaries and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS

Exhibit No.	Description
2.1	Business Combination Agreement, dated as of January 27, 2025, by and among The Generation Essentials Group (formerly known as World Media and Entertainment Universal Inc.), Black Spade Acquisition II Co, and WME Merger Sub Limited (incorporated by reference to Exhibit 2.1 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)
2.2	Form of Plan of Merger, dated as of January 27, 2025, by and among Black Spade Acquisition II Co, WME Merger Sub Limited, and The Generation Essentials Group (incorporated by reference to Exhibit 2.2 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)
4.1	Warrant Agreement, dated as of August 27, 2024, between Black Spade Acquisition II Co and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)
4.2	Specimen Class A Ordinary Share Certificate of The Generation Essentials Group (incorporated by reference to Exhibit 4.5 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)

Exhibit No.	Description
4.3	Specimen Warrant Certificate of The Generation Essentials Group (incorporated by reference to Exhibit 4.6 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)
4.4	Assignment, Assumption and Amendment Agreement, dated as of June 3, 2025, by and among Black Spade Acquisition II Co, The Generation Essentials Group, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Registration Statement Form F-1 (File No. 333-288278) filed with the Securities and Exchange Commission on June 24, 2025)
4.5	Registration Rights Agreement, dated as of August 27, 2024, by and among Black Spade Acquisition II Co, Black Spade Sponsor LLC II and certain shareholders of Black Spade Acquisition II Co (incorporated by reference to Exhibit 4.8 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)
4.6	Registration Rights Agreement, dated as of June 3, 2025, by and among The Generation Essentials Group, Black Spade Sponsor LLC II and other parties named therein (incorporated by reference to Exhibit 4.6 to the Registration Statement Form F-1 (File No. 333-288278) filed with the Securities and Exchange Commission on June 24, 2025)
4.7	Form of Non-redemption Agreement (incorporated by reference to Exhibit 4.10 to the Registration Statement Form F-4 (File No. 333-286501) filed with the Securities and Exchange Commission on May 6, 2025)
5.1	Opinion of Conyers Dill & Pearman Pte. Ltd. as to validity of ordinary shares of The Generation Essentials Group (incorporated by reference to Exhibit 5.1 to the Registration Statement Form F-1 (File No. 333-288278) filed with the Securities and Exchange Commission on June 24, 2025).
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the warrants of The Generation Essentials Group (incorporated by reference to Exhibit 5.2 to the Registration Statement Form F-1 (File No. 333-288278) filed with the Securities and Exchange Commission on June 24, 2025).
23.1*	Consent of Assentsure PAC, independent registered accounting firm for The Generation Essentials Group
23.2	Consent of Conyers Dill & Pearman Pte. Ltd. (included in 5.1)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in 5.2)
24.4*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Code of Business Conduct and Ethics of The Generation Essentials Group (incorporated by reference to Exhibit 99.1 to the Registration Statement Form F-1 (File No. 333-288278) filed with the Securities and Exchange Commission on June 24, 2025)
107	Filing Fee Table (incorporated by reference to Exhibit 107 to the Registration Statement on Form F-1 (File No. 333-288278) filed with the SEC on June 24, 2025)

*	Filed herewith

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in France on May 13, 2026.

The Generation Essentials Group

By:	/s/ Giampietro Baudo
	Name:	Giampietro Baudo
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Giampietro Baudo and Samuel Chau, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-3, or other appropriate form, and all amendments thereto, including post-effective amendments, of The Generation Essentials Group, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Giampietro Baudo	Chief Executive Officer	May 13, 2026
Giampietro Baudo	(Principal Executive Officer)

/s/ Feridun Hamdullahpur	Co-Chairperson and Independent Director	May 13, 2026
Feridun Hamdullahpur

/s/ Joanne Shoveller	Co-Chairperson and Independent Director	May 13, 2026
Joanne Shoveller

/s/ Raymond Yung	Independent Director	May 13, 2026
Raymond Yung

/s/ Samuel Chau	Chief Financial Officer	May 13, 2026
Samuel Chau	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, soly in his capacity as the duly authorized representative in the United States of The Generation Essentials Group has signed this registration statement or amendment thereto in Newark, Delaware on May 13, 2026.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director